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Exhibit 99.1

IMC Global Inc. 100 South Saunders Road Lake Forest, Illinois 60045-2561 847.739.1200
FOR IMMEDIATE RELEASE	News Release
Investor and Media Contact: David A. Prichard 847.739.1810 daprichard@imcglobal.com

IMC GLOBAL CONSIDERS MAKING PROPOSAL TO
PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP
AND ACQUIRES VOTING RIGHTS FROM ALPINE CAPITAL, L.P.

        LAKE FOREST, IL, December 23, 2003—IMC Global Inc. (NYSE: IGL) and Phosphate Resource Partners Limited Partnership (NYSE: PLP) jointly announced today that IMC Global is considering making a proposal to merge an affiliate of IMC Global with PLP with each publicly held partnership unit in PLP being converted into 0.2 shares of IMC common stock. In addition, IMC Global and PLP announced that Alpine Capital, L.P., Keystone, Inc. and The Anne T. and Robert M. Bass Foundation (collectively, Alpine Capital), which collectively hold 30,732,100 units in PLP, have granted proxies to IMC Global to be voted in favor of such a transaction if pursued. IMC Global has not made a definitive determination whether to make a merger proposal to PLP.

        Alpine Capital's 30,732,100 units represent approximately 61% of the public float of PLP, which has about 103.5 million units outstanding. IMC Global owns indirectly about 53.4 million units of PLP (about 51% of the outstanding units) and is the parent of PRP-GP LLC, the administrative managing general partner of PLP.

        IMC Global and PLP, with 58.5% and 41.5% ownerships, respectively, are joint venture partners in IMC Phosphates Company, one of the world's largest producers and marketers of concentrated phosphates and animal feed ingredients.

        IMC Global has previously advised the board of directors of the administrative general partner of PLP that IMC Global is considering making a proposal to PLP regarding a possible merger transaction in which the publicly traded units in PLP would be exchanged for IMC common stock. IMC Global has also advised the board of directors of the administrative general partners of PLP that a possible transaction was being discussed with Alpine Capital. The board of directors of the administrative managing general partner has formed a committee of independent directors to consider any proposal from IMC Global and are proceeding to engage independent legal and financial advisors to assist it in considering any proposal from IMC Global.

        There can be no assurance that the board of directors of IMC Global will authorize the making of a merger proposal to PLP, or, if a proposal is made, as to what the response the board of directors of the administrative managing general partner of PLP would be to the proposal. Any merger transaction would be subject to the negotiation of a definitive merger agreement, necessary regulatory approvals, action by the unitholders of PLP and other conditions which are customary for transactions of this nature involving publicly traded companies. There would not be any requirement for a vote by the shareholders of IMC Global.

        "We believe a potential merger with PLP based on the exchange ratio described above should be a reasonable value proposition for both IMC Global shareholders and PLP unitholders while greatly simplifying our corporate structure and leading to the elimination of overhead costs associated with management of the limited partnership," said Douglas A. Pertz, Chairman and Chief Executive Officer of IMC Global.

        J. Taylor Crandall, President of a general partner of Alpine Capital and Chief Operating Officer of Keystone, Inc., said, "This merger, if consummated, will simplify a complex ownership structure and should enhance management's strategy to create greater long-term shareholder value for both the PLP unitholders and IMC Global shareholders."

        With 2002 revenues of $2.1 billion, IMC Global is the world's largest producer and marketer of concentrated phosphates and potash crop nutrients for the agricultural industry and a leading provider of feed ingredients for the animal nutrition industry. For more information, visit IMC Global's Web site at imcglobal.com.

        PLP is engaged in the production and sale of phosphate crop nutrients and animal feed ingredients. For more information, visit the PLP Web site at phosplp.com.

        If the transaction is pursued and moves forward to a vote of PLP unitholders, prior to any vote, IMC Global will file a Registration Statement with the Securities and Exchange Commission, which will include a proxy statement/prospectus and other relevant documents concerning the proposed merger transaction. At that time PLP unitholders will be urged to read the proxy statement/prospectus and any other relevant documents filed with the Securities and Exchange Commission because they will contain important information relating to IMC Global, PLP and the proposed merger. You will be able to obtain the document free of charge at the website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, you may obtain documents filed with the SEC by IMC Global, including periodic reports and current reports, free of charge by requesting them in writing from IMC Global Inc., 100 South Saunders Road, Lake Forest, Illinois 60045-2561, Attention: David A. Prichard, or by telephone at (847) 739-1200; e-mail: daprichard@imglobal.com. You may obtain documents filed with the Securities and Exchange Commission by PLP free of charge by requesting them in writing from 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045-2561, or by telephone, (847) 739-1200.

        IMC Global, and its respective directors, executive officers and certain members of management and employees may be considered "participants in the solicitation" of proxies in connection with any possible merger transaction. Information regarding such persons and their interests in PLP is set forth in PLP's Annual Reports on Form 10-K for the year ended December 31, 2002 under Items 10 and 12. Investors also will be able to obtain additional information regarding such persons and their interests in any possible transaction by reading IMC Global's registration statement relating to a possible merger when and if filed with the Securities and Exchange Commission.

Forward-Looking Statements

        This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning IMC Global's and PLP's possible involvement in any merger transaction, expectations and objectives for future operations, cost savings and shareholder value. All statements included in this press release that address events or developments and that are expectations or beliefs about matters that may occur in the future are forward-looking statements. This includes completion of any proposed merger, future financial performance and other matters. These forward-looking statements include statements regarding quarterly and annual results for 2003 and expectations regarding the phosphate market recovery. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the companies, and that could cause actual results and to differ materially from those plans and objectives in the forward-looking statements.

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  Exhibit 99.1
IMC GLOBAL CONSIDERS MAKING PROPOSAL TO PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP AND ACQUIRES VOTING RIGHTS FROM ALPINE CAPITAL, L.P.
Forward-Looking Statements